NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

February 24, 2011

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to the Small Cap Value Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) by and between each of the parties hereto regarding the Investment Advisory Fee for the Small Cap Value Portfolio (“Portfolio”). MSA agrees to waive, through April 30, 2012 (unless renewed by the parties hereto), its Investment Advisory Fee applicable to the Portfolio such that its management is as follows:

Assets	Fee
First $500 million	0.85%
Over $500 million	0.80%

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ KATE M. FLEMING
Name:	Kate M. Fleming
Title:	Vice President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ JEFFERSON DEANGELIS
Name:	Jefferson DeAngelis
Title:	President